EXHIBIT 99.1

HURCO Companies, Inc.                        For Immediate Release

From:   Roger J. Wolf
Senior Vice President
Chief Financial Officer
(317) 293-5309

Hurco Reports Amendment of Credit Facilities

INDIANAPOLIS—Nov 1, 2004—HURCO Companies, Inc. (Nasdaq:HURC) today announced that the Company amended and extended its $8,000,000 domestic credit facility and its £1,000,000 facility for its UK subsidiary. Each of the credit facilities was extended to January 31, 2008. In connection with these maturity extensions, the domestic credit facility was converted to an unsecured facility, except for a continuation of a pledge of stock of two subsidiaries of the Company, and the UK subsidiary facility was also converted to an unsecured facility. The Company will continue to guarantee payment of the UK subsidiary facility. The amendments also amend the financial covenants with which the Company and its UK subsidiary must comply. The Company regards the revised financial covenants as being less restrictive than the financial covenants previously in effect.

Michael Doar, Chief Executive Officer, stated, "We are pleased that the improved operating performance of Hurco has been recognized by our primary lender."

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy and Asia.

Web Site: www.hurco.com

This news release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.